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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE  .  .  .  . FOR ADDITIONAL INFORMATION,
Augusta, Georgia           Please Contact:
August 27, 1996            Mr. Patrick G. Blanchard, President
                          (706) 738-6990

                      "GEORGIA BANK FINANCIAL CORPORATION
                            DECLARES STOCK DIVIDEND"

     Mr. Robert W. Pollard, Jr., Chairman of the Board, and Mr. Patrick G. Blanchard, President announced today the recent action by the Board of Directors of Georgia Bank Financial Corporation which resulted in the declaration of a 15% stock dividend. The dividend is payable September 25, 1996 to shareholders of record as of September 4, 1996.

     Chairman Pollard stated, "the Board of Directors wanted to express their thanks to the shareholders for their confidence in and support of the Company with this 15% stock dividend".

     "We are extremely pleased with the long-term success of Georgia Bank Financial Corporation and its subsidiary, Georgia Bank & Trust Company" stated Blanchard. "Throughout each of the years since the formation of the Bank in 1988, the organization has enjoyed a fine level of success", added Blanchard.

     Georgia Bank Financial Corporation is a one-bank holding company headquartered in Augusta, Georgia. It is the parent company of Georgia Bank & Trust Company, a state-chartered, FDIC-insured, commercial bank with seven
locations throughout Richmond and Columbia Counties.   The Bank recently opened
its seventh location in the Wall-Mart Supercenter at Deans Bridge Road and Bobby Jones Expressway.

     Georgia Bank & Trust Company is one of Georgia's largest community banks having assets in excess of $200 million. The Bank first opened for business in August, 1989 at its headquarters on Wheeler Road in Augusta.